UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2014

PIONEER ENERGY SERVICES CORP.
(Exact name of registrant as specified in its charter)

Texas	1-8182	74-2088619
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1250 NE Loop 410, Suite 1000 San Antonio, Texas	78209
(Address of principal executive offices)	(ZIP Code)

Registrant's telephone number, including area code: (855) 884-0575

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Pioneer Energy Services Corp. (the "Company" or "Pioneer") announced today that Franklin C. West, Executive Vice President and President of Drilling Services Segment, will retire effective January 1, 2015.

In connection with his retirement, the Company entered into a compensatory agreement with Mr. West under which he will receive a cash payment of $2 million, representing severance pay and accelerated vesting of Mr. West's unvested long-term cash incentive awards, and 78,897 shares of common stock representing acceleration of his unvested performance-based restricted stock unit awards.

The Company also announced that Brian L. Tucker, age 41, will succeed Mr. West as Executive Vice President and President of the Drilling Services Segment, effective January 1, 2015. Since joining Pioneer in 2012, Mr. Tucker has served as our Senior Vice President over the Appalachia, Utah and North Dakota drilling divisions. Prior to joining Pioneer, Mr. Tucker was a Vice President for Helmerich and Payne (H&P) managing the South Texas operation from 2010 to 2012. From 2004 to 2010, Mr. Tucker served as H&P's Drilling Engineer and Operations Manager for the Barnett Shale, South Texas and West Texas operations. Mr. Tucker served eight years as an officer in the U.S. Army and is a West Point graduate with a Bachelor of Science in Systems Engineering.

In connection with his promotion to Executive Vice President and President of the Drilling Services Segment, Mr. Tucker's participation level under the Company's Key Executive Severance Plan (KESP) will be increased from a Level III to a Level II Participant.

A copy of the news release announcing the events described above is attached as Exhibit 99.1 and is incorporated in this report by reference.

Item 9.01 Financial Statements and Exhibits.
(d)    Exhibits.
99.1    Press release issued by Pioneer Energy Services Corp. on December 15, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
PIONEER ENERGY SERVICES

By: /s/ Lorne E. Phillips
Lorne E. Phillips
Executive Vice President and Chief Financial Officer

Dated: December 15, 2014

EXHIBIT INDEX

No.        Description

99.1	Press release issued by Pioneer Energy Services Corp. on December 15, 2014.